Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF COHU, INC.

Article First:          The name of the corporation is COHU, INC.

Article Second:     The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, located in New Castle County.

Article Third:        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

Article Fourth:     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 61,000,000 shares, of which 1,000,000 shares shall constitute Preferred Stock having a par value of $1.00 per share and 60,000,000 shares shall constitute Common Stock having a par value of $1.00 per share.

1.     Any of the shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the liquidation or dissolution preferences, and the rights in respect to any distribution of assets, of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created subsequent to the issue of any such series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

2.     Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds legally available for payment of dividends.

3.     The entire voting power and all voting rights, except as otherwise required by law, or fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, shall be vested exclusively in the Common Stock. The amount of either the authorized Preferred Stock or Common Stock, or the amount of both such classes of stock, may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

Article Fifth:          Reserved.

Article Sixth:          Reserved.

Article Seventh:     Reserved.

Article Eighth:       The corporation is to have perpetual existence.

Article Ninth:         Reserved.

Article Tenth:         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

Article Eleventh:       Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

Article Twelfth:         The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article Thirteenth:     Every shareholder entitled to vote at any election of directors of this company may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or distribute his votes on the same principle among as many candidates as he thinks fit.

Article Fourteenth:     The Board of Directors of this Corporation is divided into three classes, Class 1, Class 2 and Class 3. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Class 3, and if the fraction is two-thirds, one of the Directors shall be a member of Class 3 and the other shall be a member of Class 2. Each Director shall serve for a term ending on the date of the third annual meeting following that at which such Director is elected, and Directors of only one class shall be elected at any annual meeting, except as hereinafter provided. The Directors elected at the meeting of stockholders at which the Amendment to the Certificate of Incorporation of this Corporation to include this Article is approved shall determine which of them shall belong to Class 1, which to Class 2, and which to Class 3 by resolution of the Board, which resolution when adopted may not be amended or rescinded. Those so determined as belonging to Class 1 shall serve for a term ending on the annual meeting date next following, those so determined as belonging to Class 2 shall serve for a term ending on the second annual meeting date next following, and those so determined as belonging to Class 3 shall serve a full term as hereinabove provided. The foregoing notwithstanding, each Director shall serve until a successor shall have been duly elected and qualified unless he shall resign, become disqualified, die or shall be removed as provided in this Certificate of Incorporation.

No Director of the Corporation shall be removed from office as a Director by vote or other action of stockholders or otherwise, unless the Director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or unless the Director to be removed has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

Article Fifteenth:     In the event that it is proposed that this Corporation enter into a “business combination” (as hereinafter defined) with any other corporation and such corporation or its affiliates singly or in the aggregate own or control directly or indirectly five (5%) percent or more of the outstanding shares of the common stock of this Corporation (such corporation and its affiliates being referred to herein as a “related party”), the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock of this Corporation shall be required for the approval of such proposal; provided, however, that the foregoing shall not apply to any business combination which was approved by resolution of the Board of Directors of this Corporation prior to the acquisition of the ownership or control of ten (10%) percent of the outstanding shares of this Corporation by such related party, nor shall it apply to any business combination between this Corporation and another Corporation, fifty (50%) percent or more of the voting stock of which is owned by this Corporation, and none of which is owned or controlled by a related party, provided that each stockholder of this Corporation receives the same type of consideration in such transaction in proportion to his stockholding. For the purposes hereof, an “affiliate” is any person (including a corporation, partnership, trust, estate or individual) who directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified, and “control” means the possession directly or indirectly of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

For the purposes hereof, the term “business combination” shall mean (a) any merger or consolidation of or with this Corporation, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any substantial part of the assets of this Corporation or any subsidiary of this Corporation, (c) the acquisition by this Corporation or subsidiary of this Corporation of any securities of a related person, (d) the issuance of any shares of this Corporation or any subsidiary to a related person, or (e) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

Article Sixteenth:           Action shall be taken by stockholders only at an annual or special meeting of stockholders, and stockholders may not act by written consent.

Article Seventeenth:     The by-laws of this Corporation may be adopted, altered, amended or repealed at any time by affirmative vote of a majority of the authorized number of Directors of this Corporation, and may also be altered, amended or repealed at any annual meeting, or at any special meeting of stockholders duly called for the purpose, by the affirmative vote of the holders of not less than 80% of the issued and outstanding shares of the stock of this Corporation, in any manner not prohibited by this Certificate of Incorporation or by the Delaware Corporation Law as then in effect.

Article Eighteenth:        The provisions set forth in Articles Fourteenth, Fifteenth, Sixteenth, and Seventeenth and in this Article Eighteenth may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock of this Corporation.

Article Nineteenth:         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Nineteenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article Twentieth:        If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.